UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material under §240.14a-12
EVENTBRITE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Eventbrite, Inc.
155 5th Street, Floor 7
San Francisco, California 94103
SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2019
May 28, 2019
On or about April 23, 2019, Eventbrite, Inc. (the "Company") commenced mailing to its stockholders a definitive proxy statement, dated April 23, 2019 (the "Proxy Statement"), for the Company's annual meeting of stockholders to be held on June 7, 2019 (the "Annual Meeting"). This Supplement, which describes a recent change in the proposed nominees for election to the Board of Directors of the Company (the "Board"), should be read in conjunction with the Proxy Statement.
Withdrawal of Nominee for Election as Director
On May 28, 2019, Andrew Dreskin informed us that he will be resigning as President of Music effective May 28, 2019 and will not stand for re-election to our Board at the Annual Meeting. Mr. Dreskin's decision not to stand for re-election to our Board was not due to any disagreements with the Company on any matter relating to the Company's operations, policies or practices. Therefore, the nomination of Mr. Dreskin is withdrawn, and no other nominee for election at the Annual Meeting will be named in place of Mr. Dreskin. The Company's slate of nominees for director otherwise remains unchanged.
The Board recommends that you vote "FOR" the election of the nominees for director listed in the Proxy Statement, as amended by this supplement: Roelof Botha, Jane Lauder and Steffan Tomlinson.
The other agenda items presented in the proxy statement are not affected by this supplement.
Voting Matters
If you have already voted over the Internet, by telephone or by completing your proxy card, you do not need to take any action unless you wish to change your vote. Any votes received for the election of Mr. Dreskin to our Board will not be counted. This Supplement does not change the proposals scheduled to be voted on at the Annual Meeting, except that Mr. Dreskin is no longer standing for re-election to our Board.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.